  EXHIBIT 10.4

EXECUTION VERSION

____________________________________________

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
LEXARIA NICOTINE LLC

Dated January [__], 2019

____________________________________________

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TABLE OF CONTENTS

(Continued)

ARTICLE VI	INDEMNIFICATION		18

	6.1	Indemnification	18
	6.2	Indemnification For Reasonable Expenses	19
	6.3	Expenses Advanced	19
	6.4	Insurance	20
	6.5	Other Indemnification	20
	6.6	Notice of Indemnification of or Advance of Expenses	20
	6.7	Member Indemnitors	20

ARTICLE VII	ACTIONS BY MEMBERS		20

	7.1	Place and Manner of Meeting	20
	7.2	Annual Meeting	20
	7.3	Special Meetings	21
	7.4	Notice	21
	7.5	Quorum of Members	21
	7.6	Majority Vote; Withdrawal of Quorum	21
	7.7	Voting of Membership Units	21
	7.8	Action Without Meeting	21
	7.9	Excluded Opportunities	22

ARTICLE VIII	BOOKS, RECORDS AND ACCOUNTS		22

	8.1	Books and Records; Inspection	22
	8.2	Reports	22
	8.3	Financial Statements and Tax Returns	23
	8.4	Confidentiality	25

ARTICLE IX	COVENANTS		27

	9.1	Compliance; Certain Manufacturing and Marketing Practices	27
	9.2	Nondisclosure and Proprietary Rights Agreements	27
	9.3	Personnel and Resources	27

ARTICLE X	TRANSFERS, TRANSFER RESTRICTIONS, SUBSTITUTE MEMBERS		27

	10.1	Transfer of Interests in the Company	27
	10.2	Withdrawal of a Member	28

ARTICLE XI	DISSOLUTION AND TERMINATION		28

	11.1	Dissolution	28
	11.2	Liquidation, Dissolution and Winding Up	28
	11.3	No Deficit Capital Account Restoration Obligation	28

ARTICLE XII	MISCELLANEOUS		29

	12.1	Investment Matters	29
	12.2	Notices	29
	12.3	Severability	30
	12.4	Entire Agreement	30
	12.5	Assignment	30
	12.6	Amendment	30
	12.7	Waiver	31
	12.8	Governing Law; Jurisdiction	31
	12.9	Waiver of Jury Trial	31
	12.10	Counterparts	32
	12.11	Remedies and Relief	32

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF
LEXARIA NICOTINE LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is adopted effective as of January [__], 2019 (the “Effective Date”), by the Class A Member and the Class B Member listed on the signature page hereto and any other Person who becomes a Member pursuant to the terms of this Agreement (each, a “Member,” and collectively, the “Members”) and Lexaria Nicotine LLC, a Delaware limited liability company (the “Company” and together with the Members, the “Parties” and each a “Party”).

WHEREAS, on December 11, 2018, Lexaria Nicotine Corp. filed a Certificate of Conversion and a Certificate of Formation with the Delaware Secretary of State whereby Lexaria Nicotine Corp. was converted to a Delaware limited liability company named “Lexaria Nicotine LLC” (the “Conversion”);

WHEREAS, the Class A Member, which was the sole stockholder of Lexaria Nicotine Corp. prior to the Conversion, is a party, as the sole member of the Company, to that certain Limited Liability Company Agreement of the Company, effective as of December 11, 2018 (the “Prior Limited Liability Company Agreement”);

WHEREAS, pursuant to its terms, the Prior Limited Liability Company Agreement may be amended by the vote or written consent of the Member holding all of the Prior Membership Units;

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Class A Member desires to amend and restate the Prior Limited Liability Company Agreement as set forth below, including by admitting the Class B Member as a Member of the Company; and

WHEREAS, upon the execution of this Agreement by the Member holding all of the Prior Membership Units pursuant to the Prior Limited Liability Company Agreement and the other Parties hereto, this Agreement shall amend, restate and supersede the Prior Limited Liability Company Agreement in its entirety and shall become effective as of the Effective Date.

In consideration of the mutual covenants and benefits herein contained, the Members hereby agree as follows:

ARTICLE I
GENERAL PROVISIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the following meanings unless the context requires otherwise:

“1933 Act” has the meaning specified in Section 2.4.1.

“AAA” has the meaning specified in Section 12.8.

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Adjusted Capital Account Deficits” means, in respect of any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) the Capital Account shall be increased by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement, is treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentence of Section 1.704-2(g)(1) of the Treasury Regulations and of Section 1.704-2(i)(5) of the Treasury Regulations; and

(ii) the Capital Account shall be decreased by the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” means any entity that Controls, is Controlled by, or is under common Control with, a party to this Agreement. For purposes of this definition, “Control” (and its derivatives) means ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interest or votes in the case of a limited liability company or other type of entity, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreed Value” means, with respect to any property contributed to the Company by a Member, the fair market value thereof at the time such property is contributed to the Company as mutually agreed by the Board and such Member.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Announcement” has the meaning specified in Section 8.4.2.

“Board” has the meaning specified in Section 4.2.

“Book Value” means in respect of any Company asset, the Company’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Book Value of any asset contributed by a Member to the Company shall be the Agreed Value;

(ii) the Book Values of all assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company (including as directed by Section 1.704-1(b)(2)(iv)(s) of the Treasury Regulations); (B) the issuance of an additional interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity or by a new Member acting in a member capacity or in anticipation of being a Member; (C) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (D) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses (A), (B) and (C) of this definition shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic rights of the Members;

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(iii) the Book Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board; and

(iv) the Book Values of assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations and clause (vi) of the definition of Net Income and Net Loss; provided, however, that Book Values shall not be adjusted pursuant to this clause (iv) to the extent the Board determines that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

“Budget” has the meaning specified in Section 5.13.17.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Richmond, Virginia or Kelowna, British Columbia.

“Capital Account” has the meaning specified in Section 3.1.1.

“Capital Contribution” means, with respect to any Member, the aggregate contributions made by or on behalf of such Member to the Company pursuant to Article II as of the date in question in respect of such Member’s Membership Units, in each case net of any liabilities assumed by the Company from such Member in connection with such contribution and net of any liabilities to which assets contributed by such Member in respect thereof are subject.

“Change of Control” has the meaning specified in Section 5.13.10.

“Class A Manager” has the meaning specified in Section 4.3.1(a).

“Class A Member” means a Member holding Class A Units.

“Class A Units” has the meaning specified in Section 2.1.

“Class B Manager” has the meaning specified in Section 4.3.1(b).

“Class B Member” means a Member holding Class B Units.

“Class B Initial Investment Amount” means an amount equal to $1,000,000.

“Class B-Related Disclosure and Announcement” has the meaning specified in Section 8.4.2.

“Class B Units” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the introductory paragraph hereof.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

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“Company Representative” has the meaning specified in Section 8.3.3(b).

“Confidential Information” has the meaning specified in Section 8.4.

“Conversion” has the meaning set forth in the recitals.

“Effective Date” has the meaning specified in the introductory paragraph hereof.

“FCPA” has the meaning specified in Section 9.1.1.

“First Warrant Tranche” has the meaning specified in Section 4.3.1.

“Fiscal Year” means the taxable year of the Company as required by Section 706(b)(1) of the Code and the Treasury Regulations thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any transnational, United States or foreign federal, state, municipal or local governmental, legislative, judicial, executive, regulatory or administrative authority, department, court (including any arbitral body or tribunal), agency, branch, board, department, instrumentality, entity, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, whether of the United States or another country.

“Interested Person” has the meaning specified in Section 5.8.

“Investment Agreement” means that certain Investment Agreement, dated as of the Effective Date, by and between the Company, the Class A Member and the Class B Member.

“IP Licenses” has the meaning specified in Section 5.13.24.

“Liquidity Event” means any Change of Control or any dissolution, liquidation or winding-up of the Company.

“Majority in Interest” means, with respect to any class or group of classes of Membership Units, the Member or Members holding a majority of the Membership Units of such class or group of classes then outstanding.

“Manager” has the meaning specified in Section 4.3.

“Member” has the meaning specified in the introductory paragraph hereof.

“Member Indemnitors” has the meaning specified in Section 6.7.

“Member Minimum Gain” with respect to any Member, has the meaning set forth for “partner nonrecourse debt minimum gain” in Section 1.704-2(i) of the Treasury Regulations as if, in such provision, the word “partner” was replaced with the word “member” wherever it appears.

“Member Non-Recourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations for “partner nonrecourse deductions” as if, in such provision, the word “partner” was replaced with the word “member” wherever it appears.

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“Membership Unit” means an ownership interest in the Company, including Class A Units and Class B Units.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(iii) gain or loss resulting from any disposition of Company property in respect of which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Book Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Book Value;

(iv) if the Book Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Book Value, then the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(v) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions in respect of such asset for purposes of determining Net Income and Net Loss shall be an amount that bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, then the Board may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and

(vi) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s economic rights, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Non-Compensatory Option” means a non-compensatory option as defined in Section 1.721-1(f) of the Treasury Regulations.

“Non-Recourse Deductions” has the meaning set forth for “nonrecourse deductions” in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

“Party” has the meaning specified in the introductory paragraph hereof.

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“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage to the third decimal place) of the number of Membership Units held by such Member on such date to the aggregate Membership Units held by all Members on such date. The Percentage Interest of each Member immediately after the Effective Date is provided on Schedule A.

“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, Governmental Authority or other legal entity.

“Prior Membership Units” means the membership units held by Members pursuant to the Prior Limited Liability Company Agreement prior to the Effective Date.

“Prior Limited Liability Company Agreement” has the meaning set forth in the recitals.

“Regulatory Allocations” has the meaning specified in Section 3.2.2(i).

“Required Disclosure” has the meaning specified in Section 8.4.2.

“Required Disclosure Notice” has the meaning specified in Section 8.4.2.

“Second Warrant Tranche” has the meaning specified in Section 4.3.2.

“Subsidiaries” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions, or otherwise bestowing the power to direct the management of such entity are, at the time, directly or indirectly owned by such Person or any entity for which such Person serves as the managing member or general partner.

“Treasury Regulations” means the federal income tax regulations promulgated by the United States Treasury Department under the Code, as such regulations may be amended, modified or supplemented from time to time. All references herein to a specific section of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

“Unreturned Class B Initial Investment Amount” means, with respect to the Class B Member, an amount equal to the difference of (i) the Class B Member’s Class B Initial Investment Amount minus (ii) the distributions made to the Class B Member (and such Member’s predecessor) from time to time pursuant to Section 3.4.

“Warrant and Option Agreement” means that certain Warrant and Option Agreement, dated as of the Effective Date, by and between the Company, the Class A Member and the Class B Member.

“Written Consent” has the meaning specified in Section 4.1.

1.2 Name. The name of the Company shall be “Lexaria Nicotine LLC” or such other name as the Board shall specify for the Company from time to time.

1.3 Place of Business. The principal place of business of the Company shall be located at such place as the Board may determine from time to time.

1.4 Existence. The existence of the Company commenced upon the filing of the Company’s Certificate of Formation with the Delaware Secretary of State as required by the Act and in connection with the Conversion, and shall continue until dissolution of the Company as permitted by applicable law or by this Agreement.

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1.5 Purposes. The Company has been organized for the conduct of any and all business for which a limited liability company may be formed under the Act.

1.6 Foreign Qualifications. Prior to conducting business in any foreign jurisdiction, the Company shall comply with all requirements of that jurisdiction necessary to permit the Company to conduct or transact business as a foreign limited liability company in that jurisdiction.

ARTICLE II
MEMBERSHIP UNITS AND CAPITAL CONTRIBUTIONS

2.1 Membership Units. Subject to the limitations set forth herein, the Company shall be authorized to issue two classes of Membership Units: (i) Class A Units and (ii) Class B Units. The Company is authorized to issue 100 Class A Units (the “Class A Units”) and 76 Class B Units (the “Class B Units”). As of the Effective Date, all Prior Membership Units under the Prior Limited Liability Company Agreement that were outstanding immediately prior to the execution of this Agreement are hereby reclassified as Class A Units. The name, address, and number of Membership Units of each Member are set forth on Schedule A, as such schedule shall be amended from time to time in accordance with the terms of this Agreement.

2.2 Nature of Membership Units; No Additional Capital Contributions; Member Loans. Membership Units shall be personal property. The assets of the Company shall be owned by the Company as an entity, and no Member, individually, shall have any ownership of such assets. No Member shall be entitled to interest on such Member’s Capital Contributions to the Company or such Member’s Capital Account balance. No Member shall have the right to withdraw any part of such Member’s Capital Contribution or Capital Account, or to receive any return of any portion of such Member’s Capital Contribution or Capital Account, except as may be specifically provided in this Agreement, and each Member shall look solely to distributions from the Company pursuant to Article III for a return of any Capital Contribution. If the Company shall have insufficient cash to pay its obligations, then the Members may, but shall have no obligation to, if, as and when requested by the Board, advance such funds to the Company on such terms and conditions as may be agreed to by the Board and such loaning Members, subject to Section 5.13. Each such advance shall constitute a loan from the applicable Member or Members to the Company and shall not constitute a Capital Contribution for any purpose and shall not result in an increase in the amount of the Capital Account of such Member.

2.3 Capital Contributions. The amount of Capital Contributions made by the Members shall be maintained by the Company’s accountants.

2.4 Certificates.

2.4.1 At the discretion of the Board, Membership Units may be maintained in book-entry or certificated form. If Membership Units are maintained in certificated form, each certificate evidencing a Membership Unit shall be in the form approved by the Board, shall be signed by a Manager of the Company and shall be consecutively numbered by class. In either case, the issuance of Membership Units shall be entered in the Company’s Membership Unit ledger as they are issued. In addition, any such certificate shall state on its face the holder’s name, the class and the number of Membership Units evidenced thereby and such other matters as may be required by the Act or this Agreement. Any such certificate shall bear the following legends to the extent applicable:

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THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

THESE MEMBERSHIP UNITS ARE SUBJECT TO CERTAIN RESTRICTIONS AS MORE FULLY SET OUT IN THE COMPANY’S AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, WHICH AGREEMENT HAS BEEN DEPOSITED WITH THE COMPANY. A COPY OF SUCH AGREEMENT WILL BE MADE AVAILABLE UPON WRITTEN REQUEST OF A MEMBER WITHOUT CHARGE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SECURITIES SUBJECT TO SUCH RESTRICTIONS IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.

2.4.2 The Company may issue a new certificate or certificates in place of any certificate alleged to have been lost or destroyed. In so doing, the Company may in its discretion and as a condition precedent to the issuance of a new certificate (i) require the owner of the lost or destroyed certificate or such owner’s legal representative, to advertise the same in such manner as it shall require and/or (ii) to give the Company a bond (with a surety or sureties satisfactory to the Company) in such sum as it may direct, as indemnity against any claim, or expense resulting from any claim, that may be made against the Company with respect to the certificate alleged to have been lost or destroyed.

2.5 Recordation of Transfer of Membership Units. Subject to compliance with Article X, Membership Units shall be transferable only on the Membership Unit ledger of the Company by the holder thereof in person or by such holder’s duly authorized attorney. If Membership Units are maintained in certificated form, to transfer a Membership Unit, the holder thereof must surrender to the Company for cancellation the certificate representing such Membership Unit properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

ARTICLE III
CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

3.1 Capital Accounts.

3.1.1 General. The Company shall establish and maintain a capital account (“Capital Account”) for each Member. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company (including the amount treated as paid to the Company for any Non-Compensatory Option (if exercised) and any amount paid to the Company for the exercise of such Non-Compensatory Option), (ii) the Agreed Value of property contributed by that Member to the Company, (iii) such Member’s allocable share of Net Income (and items thereof) and other items in the nature of Company income and gain that are specially allocated hereunder and (iv) the amount of any liabilities of the Company assumed by such Member or that are secured by any property distributed to such Member. Each Member’s Capital Account shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the Agreed Value of property distributed to that Member by the Company, (C) such Member’s allocable share of Net Loss (and items thereof) and other items in the nature of Company expenses and losses that are specially allocated hereunder; and (D) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company. Any reference in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above. A transferee of a Membership Unit shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Membership Unit.

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3.1.2 This Article III as it relates to the maintenance of Capital Accounts is intended to comply with the requirements of Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations; provided, however, that nothing contained herein shall be construed as creating a capital account deficit restoration obligation or otherwise personally obligating any Member to make capital contributions in excess of the capital contributions provided for in Article II.

3.2 Allocations to Capital Accounts.

3.2.1 General Rule. Except as otherwise provided in Section 3.2.2, Net Income and Net Loss for any allocation period shall be allocated to the Member in a manner such that, as nearly as possible, immediately after such allocation each Member has a positive balance in its Capital Account equal to the amount such Member would be entitled to receive if the Company were dissolved as of such date, all Company assets (including cash) were sold for their book values, all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book value of the assets securing such liability) and the net proceeds of such sale (after satisfaction of such liabilities) were distributed to the Member pursuant to a Company liquidation, taking into account a Member’s share of minimum gain and partner nonrecourse debt minimum gain before the hypothetical dissolution. In the event of a liquidation of the Company, items of Company income, gain, deduction and loss shall be allocated among the Members in the manner that causes the balance of the Capital Account of each Member to be equal to the amount which will be distributed to such Member pursuant to Section 3.4.2.

3.2.2 Allocations in Special Circumstances. Notwithstanding the provisions of Section 3.2.1, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Member Minimum Gain, then each Member who has a share of the Member Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain, including gross income, for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

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(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, then items of Company income and gain, including gross income, shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as practicable; provided, however, that an allocation pursuant to this Section 3.2.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3.2.2 have been tentatively made as if this Section 3.2.2(c) were not in this Agreement. This Section 3.2.2(c) is intended to comply with the qualified income offset provisions in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Loss Allocation Limitation. Losses allocated pursuant to this Section 3.2.2 shall not exceed the maximum losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. If some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of the allocation of losses pursuant to Section 3.2.2, then the limitations set forth in this Section 3.2.2(d) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible losses to each Member under the Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(e) Non-Recourse Deductions. Non-Recourse Deductions for any Fiscal Year shall be allocated among the Members in the same proportions that Net Income for such Fiscal Year is allocated to the Members in accordance with the number of Membership Units held by such Member.

(f) Member Non-Recourse Deductions. Any Member Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss in respect of the Member Non-Recourse Debt in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective interests in the Company if Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations is applicable, or to the Member to whom such distribution was made if Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations is applicable.

(h) Non-Compensatory Option Exercise. Any Member who has received its interest pursuant to the exercise of a Non-Compensatory Option (including a Warrant as defined the Warrants and Option Agreement) shall be allocated gain or loss, or reallocated capital from other Member’s Capital Accounts, as necessary to comply with Section 1.704-1(b)(2)(iv)(s) of the Treasury Regulations.

(i) Curative Allocations. The allocations set forth in Sections 3.2.2(a) through 3.2.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent practicable, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.2.2(i). Therefore, notwithstanding any other provision of this Article III to the contrary (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent practicable, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.2.1. In exercising its discretion under this Section 3.2.2(i), the Board shall take into account future Regulatory Allocations under Sections 3.2.2(a) and 3.2.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.2.2(e) and 3.2.2(f).

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3.2.3 Other Allocation Rules. In each Fiscal Year, Net Income (and items thereof) and Net Losses (and items thereof) shall be allocated as of the last day of each Fiscal Year and at such other times as the Book Values of Company property are adjusted pursuant to clause (ii) of the definition of Book Value. If during any Fiscal Year there is a change in a Member’s Percentage Interest, allocations of Net Income or Net Loss for such Fiscal Year shall take into account the varying Percentage Interests of the Members in the Company in a manner selected by the Board which is consistent with the requirements of Code Section 706 and the Treasury Regulations thereunder.

3.3 Tax Allocations.

3.3.1 General Rules. Except as otherwise provided in Section 3.3.2, for each Fiscal Year, items of Company income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 3.2.

3.3.2 Section 704(c) of the Code. Income, gains, losses and deductions in respect of any property (other than cash) contributed or deemed contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in accordance with the remedial method under Section 1.704-3(d) of the Treasury Regulations. If there is a revaluation of Company property pursuant to the definition of Book Value, then subsequent allocations of income, gains, losses or deductions in respect of such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Book Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in accordance with the method chosen by the Board under Section 1.704-3 of the Treasury Regulations.

3.3.3 Capital Accounts Not Affected. Allocations pursuant to this Section 3.3 are solely for federal, state and local tax purposes and shall not affect any Member’s Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).

3.3.4 Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by Sections 3.2 and 3.3 and that they are bound by the provisions of Sections 3.2 and 3.3 in reporting their respective shares of items of Company income, gain, loss, deduction and expense.

3.4 Distributions.

3.4.1 Distributions Generally. The Board may only declare or make distributions pursuant to Section 3.4.2 and Section 5.13 and such distributions shall be made in accordance with this Agreement. In the event that the Company at any time pays distributions to the Members other than in accordance with Section 3.4.2 and Section 5.13, such distributions shall be made to all Members on a pro rata basis in proportion to their respective Percentage Interest. Any distributions pursuant to this Section 3.4.1 with respect to Class B Units shall reduce the Class B Member’s Unreturned Class B Initial Investment Amount on a dollar for dollar basis until the balance of the Class B Member’ Unreturned Class B Initial Investment Amount equals zero.

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3.4.2 Distributions Upon a Liquidity Event. In connection with any Liquidity Event, all distributions from the Company shall be made in the following order of priority:

(a) first, to the Class B Member, an amount equal to the Class B Member’s Unreturned Class B Initial Investment Amount until the balance of the Class B Member’s Unreturned Class B Initial Investment Amount equals zero (for the purposes of clarity, the Class B Units do not have a “coupon rate” and do not automatically accrue distributions);

(b) second, to all Members (including the Class B Member), pro rata, in accordance with the remaining positive balance in their Capital Accounts; and

(c) thereafter, to all Members (including the Class B Member), pro rata, in accordance with their Percentage Interest.

ARTICLE IV
MEMBERS

4.1 Agreement to Vote and other Actions. Each Member agrees to vote all of the Membership Units now held or hereafter acquired by it in accordance with the provisions of this Agreement at any and all regular or special meetings of the Members (or actions taken by written consent in lieu of holding an actual meeting (a “Written Consent”)), and to take all other actions necessary (including the removal of Managers) to achieve the composition of the Board contemplated by Section 4.3.

4.2 Board Size. Each Member shall vote all of its Membership Units (or give its Written Consent) to ensure that the size of the Company’s Board of Managers (the “Board”) shall be set and remain at seven (7), unless otherwise approved unanimously by the Board and by the Class B Member.

4.3 Election of the Managers. On all matters relating to the election of the managers of the Board (a “Manager”), each Member shall vote at all regular or special meetings of Members (or by Written Consent) at which Managers are to be elected all of its units of the Company so as always to elect the following as Managers of the Company:

4.3.1 Prior to the exercise of the First Warrant Tranche (as defined in the Warrant and Option Agreement):

(a) Six (6) members (the “Class A Managers”) designated by the Class A Member. Any vacancy occurring because of the death, resignation or removal of a Class A Manager shall be filled according to this Section 4.3.1(a).

(b) One (1) member (the “Class B Manager”) designated by the Class B Member. Any vacancy occurring because of the death, resignation or removal of a Class B Manager shall be filled according to this Section 4.3.1(b).

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4.3.2 Following the exercise of the First Warrant Tranche and prior to the exercise of the Second Warrant Tranche (as defined in the Warrant and Option Agreement):

(a) Five (5) Class A Managers designated by the Class A Member. Any vacancy occurring because of the death, resignation or removal of a Class A Manager shall be filled according to this Section 4.3.2(a).

(b) Two (2) Class B Managers designated by the Class B Member. Any vacancy occurring because of the death, resignation or removal of a Class B Manager shall be filled according to this Section 4.3.2(b).

4.3.3 Following the exercise of the Second Warrant Tranche:

(a) Four (4) Class A Managers designated by the Class A Member. Any vacancy occurring because of the death, resignation or removal of a Class A Manager shall be filled according to this Section 4.3.3(a).

(b) Three (3) Class B Managers designated by the Class B Member. Any vacancy occurring because of the death, resignation or removal of a Class B Manager shall be filled according to this Section 4.3.3(b).

4.3.4 Notwithstanding anything contained in this Section 4.3 to the contrary, the Members acknowledge and agree that from time to time the Class A Member may choose, at its sole discretion, to have vacancies in the Class A Manager seats, provided that the Class A Member shall always have appointed enough Class A Managers such that the Class A Managers will represent a majority of the Board.

4.4 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Article IV by any party, that this Article IV shall be specifically enforceable, and that any breach or threatened breach of this Article IV shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.5 No Liability for Election of Recommended Managers. None of the Company, the Members, nor any officer, Manager, partner, employee or agent of such party, if any, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

4.6 Grant of Proxy. Upon the failure of any Member to vote its units of the Company in accordance with the terms of this Agreement, such Member hereby grants to a Member designated by the Board a proxy coupled with an interest in all units of the Company owned by such Member, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or until this Section 4.6 is amended to remove such grant of proxy.

ARTICLE V
BOARD OF MANAGERS

5.1 Management by the Board. Except where approval of the Members is required by nonwaivable provisions of the Act or approval of the Members (or any subset thereof) is required by this Agreement, the business and affairs of the Company shall be managed by and under the supervision of the Board, which may exercise all powers of the Company and do all acts that are not by the Act or this Agreement reserved to the Members. The Board shall consist of the Managers of the Company, elected as provided herein. Subject to the foregoing exception, the Board shall have full and complete authority, power and discretion to manage and control the business and affairs of the Company, to make all decisions regarding those matters and to perform any and all acts or activities incident to the management of the Company’s business. Each Manager of the Company shall be deemed a “manager” for all purposes of the Act.

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5.2 Quorum; Majority Vote; Action Without Meeting. Except as otherwise required by the Act or this Agreement, a majority of the Managers then in office shall constitute a quorum for transacting business at any meeting of the Board; provided that at least one Class B Manager must be present to constitute a quorum. The act by a majority of the Managers at any meeting at which a quorum is present shall be and constitute the act of the Board, unless a greater number is required by the Act or this Agreement. If a quorum is not present at any meeting of the Board, the Managers present at such meeting may adjourn such meeting, without notice other than announcement of such adjournment at such meeting, until a quorum is present. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting, if a majority of the Managers, which must include at least one Class B Manager, constituting the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings and/or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board. Notwithstanding anything to the contrary contained herein, if there is the need for an approval of the Board with respect to a proposed action of the Company, whether such approval is requested by vote at a properly called and noticed meeting of the Board or by Written Consent of the Board, and no Class B Manager either responds to such request for approval via Written Consent or attends such properly called and notice meeting of the Board, after three (3) attempts, which are not given less than five (5) calendar days apart from one another, for such approval via Written Consent or at a properly called and noticed meeting, it shall be deemed that at least one (1) Class B Manager is in attendance for purposes of satisfying the quorum requirements of this Section 5.2, although any Class B Manager that is deemed present for purposes of satisfying quorum at any such meeting or for purposes of executing a Written Consent, shall not be deemed to vote at any such meeting or in such Written Consent.

5.3 Regular Meetings. Regular meetings of the Board may be held at the times and places determined by the Board from time to time; provided that the Board shall convene an annual meeting and quarterly meetings. The Company shall reimburse the nonemployee Managers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.

5.4 Special Meetings. Any Manager may call a special meeting of the Board. Additionally, the Class B Member may call a special meeting of the Board. Any special meeting shall be held at the time and place specified in the notice of the meeting provided to Managers hereunder. The business to be transacted and the purpose of a special meeting shall be specified in a notice or waiver of notice

5.5 Place and Manner of Meetings. Meetings of the Board, whether regular or special, may be held either within or outside of the State of Delaware. Managers may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting as provided in this Section 5.4 shall constitute presence in person at the meeting, except where a person participates in the meeting solely to object that the meeting is not lawfully called or convened.

5.6 Notice of Meetings. Notice of any special meeting of the Board shall be given to each Manager at least 24 hours in advance of the meeting. The notice must state the meeting date, place and hour, and Managers requesting electronic (telephone or other) attendance shall be provided such electronic (telephone or other) capability for such meeting such that all Managers participating in the meeting can hear one another. If all Managers execute a waiver of notice of meeting time and place, no meeting notice shall be required. The meeting shall be held at the time and place specified in the waiver of notice. Attendance of Managers at any meeting shall constitute a waiver of notice of the meeting, except where the Managers attend a meeting solely to object that the meeting is not lawfully called or convened.

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5.7 Officers. The Board shall appoint the following officers of the Company:

Chief Executive Officer and Secretary	Chris Bunka

President & Head of Research	John Docherty

Chief Financial Officer and Treasurer	Allan Spissinger

The Board may remove any officer appointed hereunder at any time. Subject to the approval right in Section 5.13, the Board shall have the power to enter into contracts for the employment and compensation of officers on such terms as the Board deems advisable, subject to the approval rights in Section 5.13. No officer shall be disqualified from receiving a salary or other compensation by reason of the fact that he or she is also a Manager of the Company.

5.8 Interested Persons. For purposes of this Section 5.8, an “Interested Person” is any Member, Manager, or officer of the Company, or any Affiliate thereof, who acts as an agent on the Company’s behalf and who may have a conflict of interest with the Company. No contract or transaction shall be void or voidable solely because: (i) such contract or transaction is between the Company and any Interested Person; (ii) such contract or transaction is between the Company and any other Person with which any Interested Person is associated or in which any Interested Person has a financial interest; (iii) an Interested Person is present at or participates in the meeting in which such contract or transaction is authorized; or (iv) an Interested Person’s vote is counted for the purpose of (A) constituting a quorum at the meeting at which such contract or transaction is authorized or (B) approving such contract or transaction, if the material facts as to the relationship or interest and as to such contract or transaction are disclosed or known to the Members and such contract or transaction is approved in good faith by the Class A Member and the Class B Member (excluding in all cases for this purpose any Members that are Interested Persons (or Affiliates thereof).

5.9 Removal. Any Manager may be removed without cause by, and only by, the affirmative vote of the Members entitled to elect such Manager or Managers, given either at a special meeting of such holders duly called for that purpose or pursuant to a Written Consent of such holders.

5.10 Resignations. A Manager may resign from the Board at any time. A resignation shall be made in writing to the Board, and shall take effect at the time specified in the written resignation. If no time is specified, the resignation shall be effective at the time of receipt of the written resignation by the Board. Acceptance of a resignation shall not be necessary to make it effective unless the resignation expressly provides that it is necessary.

5.11 Vacancies. A vacancy occurring on the Board by reason of death, resignation or removal of a Manager elected by a Member pursuant to Section 4.3 shall be filled only by vote or written consent in lieu of a meeting by the affirmative vote of the Member entitled to elect such Manager or Managers. For the avoidance of doubt, (i) a vacancy with respect to a Manager elected by the Class A Member shall be filled by the affirmative vote or Written Consent of the Class A Member, voting as a separate class, and (ii) a vacancy with respect to a Manager elected by the Class B Member shall be filled by the affirmative vote or Written Consent of a Majority in Interest of the Class B Units, voting as a separate class.

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5.12 Committees. The Board may designate such committees as it from time to time may deem necessary or appropriate for the Company. If (i) a majority of the Class A Managers and (ii) at least one Class B Manager jointly determine to establish a committee of the Board, the Company and the Members shall cause the Board to establish such committee. Each committee shall consist of at least two (2) members of the Board. The Company and the Members shall cause the Board to nominate and appoint a Class B Manager as a member of each committee.

5.13 Limitations on Authority of the Board. For so long as the Class B Member’s Percentage Interest is greater than or equal to thirteen (13) percent, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to the approval of a majority of the Board and any other vote required by law or the Certificate of Formation) the Written Consent or affirmative vote of the Class B Member, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

5.13.1 adopt an annual distribution policy; provided that any such policy shall provide for any distributions to be made to the Members on a pro rata basis in proportion to their respective Percentage Interest;

5.13.2 except pursuant to an annual distribution policy approved pursuant to Section 5.13, declare or pay any distribution, or redeem, purchase or acquire for value (or pay into or set aside for a sinking fund for such purpose) any Membership Units or other equity of the Company;

5.13.3 make any changes to the Phase 1 Research Objectives, the Phase 2 Research Objectives or the Phase 3 Research Objectives (each as defined in the Warrant and Option Agreement) or pursue any research or development that is not pursuant to the foregoing;

5.13.4 enter into any new line of business or make any material change in the Company’s current lines of business;

5.13.5 make any capital expenditures or incur any expenses that are not reflected in the Budget (defined below) (or, if reflected, exceed such amount in the Budget by more than 10%) and contemplated by the Phase 1 Research Objectives, the Phase 2 Research Objectives or the Phase 3 Research Objectives;

5.13.6 increase the authorized number of any class of Membership Units of the Company or authorize or create any new class of equity of the Company;

5.13.7 issue additional Membership Units (or any securities or other obligations convertible into or exchangeable for, or carrying rights equivalent to, equity securities), other than the issuance of the Warrant, the First Warrant Shares and the Second Warrant Shares (each as defined in the Warrant and Option Agreement);

5.13.8 incur, assume or guarantee any indebtedness for borrowed money (other than trade debt in the Company’s ordinary course of business), or mortgage, pledge, or create a security interest in any of the property of the Company;

5.13.9 acquire or dispose (including by license) of any material assets of the Company or its business outside of the Company’s ordinary course of business;

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5.13.10 enter into any sale of equity, merger, consolidation, conversion, recapitalization, reorganization or similar business combination involving the Company or its subsidiaries, or the sale of all or substantially all of the Company’s assets, or the creation of any new subsidiary to effect any of the foregoing (a “Change of Control”);

5.13.11 make any tax elections for the Company, change any tax reporting obligations of the Company or take any position on any Company tax return or in any audit, examination, dispute, controversy or proceedings relating to Taxes that would, or could reasonably be expected to, have adverse tax consequences for the Class B Member;

5.13.12 liquidate, dissolve, file for bankruptcy or insolvency, enter into an assignment to creditors, wind-up the business and affairs of the Company or any similar event or action of the Company;

5.13.13 amend, alter or repeal any provision of the Certificate of Formation or this Agreement;

5.13.14 enter into any transaction or agreement between the Company or any of its Affiliates (including Class A Member and its subsidiaries);

5.13.15 enter into any transaction or agreement between the Company or any of its Affiliates, on the one hand, and the Company’s officers, managers (other than the Class B Managers) or employees or their respective Affiliates, on the other;

5.13.16 enter into any license or other disposition to a third party of any material intellectual property of the Company (other than non-exclusive license agreements with unaffiliated third parties solely for application related to nicotine and nicotine related products for territories outside of the United States that have received the prior approval of a majority of the Board);

5.13.17 approve and adopt the annual operating budget or plan of the Company (the “Budget”);

5.13.18 establish an equity incentive or compensation plan;

5.13.19 retain any investment bank or similar financial advisor on behalf of the Company;

5.13.20 enter into a public offering (including an initial public offering) of any security or registration of any security for such purpose;

5.13.21 enter into any agreement that would restrict the Company from (a) entering into any material line of business, or (b) conducting any other business activities;

5.13.22 create any subsidiary of the Company;

5.13.23 appoint and/or remove independent auditors or accountants or any material change in accounting, legal compliance or audit policies or practices;

5.13.24 terminate, amend, revise or waive any material right or obligation under (i) the Technology License Agreement between the Class A Member and PoViva and (ii) the Technology License Agreement between the Company and Class A Member (together, the “IP Licenses”);

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5.13.25 approve any Change of Control of Class A Member or PoViva that does not provide for maintaining the IP Licenses without any adverse effect on the Company or the Class B Member;

5.13.26 permit any assignment of the IP Licenses by Class A Member or PoViva, or any disposition of any intellectual property or other rights that are the subject of or are necessary to the IP Licenses;

5.13.27 mortgage, pledge, or create a security interest in any of the intellectual property or other rights that are the subject of or are necessary to the IP Licenses;

5.13.28 mortgage, pledge, or create a security interest in any of the securities of Class A Member and PoViva if the exercise of rights by the beneficiary of such mortgage, pledge or security interest would be reasonably likely to transfer ownership of or control over any intellectual property or other rights that are the subject of or are necessary to the IP Licenses;

5.13.29 take any action that adversely alters or changes the rights, preferences or privileges of the Class B Units;

5.13.30 make a decision regarding any significant regulatory issues or litigation, including, without limitation, any decision to initiate, forego or settle any such matter; and

5.13.31 appoint any officers of the Company other than those set forth in Section 5.7 or remove any such officers.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification. The Company may indemnify and hold harmless any Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the Person is or was a Member, Manager, officer, employee or agent of the Company or serving at the request of the Company as a Manager, officer, employee or agent of another entity as follows (provided that indemnification shall be mandatory for the Members in their capacity as a Member and any current or former Manager, and therefore, in the case of the Members in their capacity as a Member and any Managers, the following provisions of this Article VI shall be read as though the word “shall” has been substituted for the word “may” in each instance):

6.1.1 Such Person may be indemnified against penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the Person in connection with the proceeding. If the proceeding was brought by or on behalf of the Company, the indemnification shall be limited to reasonable expenses actually incurred by the Person in connection with the proceeding. No such Person may be indemnified for obligations resulting from a proceeding in which such Person is found liable on the basis that personal benefit was improperly received by such Person, whether or not the benefit resulted from an action taken in the Person’s official capacity or in which the Person is found liable to the Company.

6.1.2 Such Person may be indemnified against obligations resulting from the above-listed proceedings only if it is determined that such Person conducted himself, herself or itself in good faith and reasonably believed, in the case of conduct in such Person’s official capacity, that such Person’s conduct was in the Company’s best interests, and in all other cases that such Person’s conduct was at least not opposed to the Company’s best interests. In the case of any criminal proceeding, an additional determination must be made that such Person had no reasonable cause to believe such Person’s conduct was unlawful.

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6.1.3 A determination of indemnification, if required, must be made by a majority vote of a quorum of Managers who, at the time of the vote, are not named defendants or respondents in the proceeding. If such a quorum cannot be obtained, such a determination shall be made by one of the following: (i) a majority vote of a committee of the Managers, designated to act in the matter by a majority vote of all Managers, consisting solely of two or more Managers who at the time of the vote are not named defendants or respondents in the proceeding; (ii) by special legal counsel selected by vote of a quorum of the Managers or a committee of the Managers who, at the time of the vote, are not named defendants or respondents in the proceeding, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all Managers; or (iii) by the Members, together as a single class, in a vote that excludes the Membership Units held by the Members who are named defendants or respondents in the proceeding.

6.2 Indemnification For Reasonable Expenses. The Company may indemnify a Member, Manager, officer, employee or agent of the Company against reasonable expenses incurred by such Person in connection with a proceeding in which such person is a party as a result of his, her or its position as a Member, Manager, officer, employee or agent of the Company, if such Person has been wholly successful, on the merits or otherwise, in the defense of the proceeding (provided that indemnification of expenses for the Members in their capacity as a Member and any current or former Managers shall be mandatory). Determination as to reasonableness of expenses shall be made in the same manner as any determination as to whether indemnification is permissible under Section 6.1. The Company may indemnify Members, Managers, officers, employees, agents or Persons who are, or were, serving at the request of the Company as a manager, Manager, officer, employee, or agent of another Person, against reasonable expenses under this Section 6.2 (provided that indemnification of expenses for the Members in their capacity as a Member and any current or former Managers shall be mandatory). If the Company determines or is required to so indemnify Managers, officers, employees, agents, or Persons who are, or were, serving at the request of the Company as a manager, Manager, officer, employee or agent, against such reasonable expenses incurred as set forth in this Section 6.2, determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible under Section 6.1. However, if the Company determines or is required to so indemnify such Person, and the determination is made by special legal counsel, determination as to the reasonableness of expenses must be made by (i) a majority vote of Managers who, at the time of the vote, are not named defendants or respondents in the proceeding, or (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Managers, designated to act in the matter by a majority vote of all Managers, consisting solely of two or more Managers who, at the time of the vote, are not named defendants or respondents in the proceeding, or (iii) if such a committee cannot be established, by a vote of the Members, together as a single class.

6.3 Expenses Advanced. The Company may pay or reimburse in advance of the final disposition of a proceeding any reasonable expenses incurred by a Member, Manager, officer, employee, agent of the Company or if such Person was serving at the request of the Company as a manager, Manager, officer, employee or agent of another Person who was, is, or is threatened to be, made a named defendant or respondent in such a proceeding after the Company receives a written affirmation by such Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification as set forth in Section 6.1 and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if it is ultimately determined that he, she or it has not met those requirements. Expenses for which such a Person may or is required to be reimbursed under the terms of this Section 6.3 include expenses incurred in connection with the appearance of such a Person as a witness or other participation in a proceeding at a time when he, she or it is not a named defendant or respondent in the proceeding.

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6.4 Insurance. The Company shall purchase and maintain insurance on behalf of any person who is or was, after the Effective Date, a Manager, officer, employee or agent of the Company, or serving at the request of the Company as a Manager, officer, employee or agent of another Person, against any liability asserted against and incurred by such person in such a capacity or arising out of his, her or its status as such a person, whether or not the Company would have the power to indemnify such person against that liability under this Agreement or the laws of the State of Delaware.

6.5 Other Indemnification. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which such Person may be entitled under any agreement, insurance policy, vote of Managers or Members or otherwise.

6.6 Notice of Indemnification of or Advance of Expenses. Any indemnification of or advance of expenses to a Person in accordance with this Article VI shall be reported in writing to the Members with or before the notice or waiver of notice of the next meeting of the Members or with or before the next submission to the Members of a consent to action without a meeting pursuant to the Act and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

6.7 Member Indemnitors. The Company hereby acknowledges the Managers and the Members may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Member and certain of its Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Member or Manager are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Manager or Member are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Manager or Member and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Manager or Member to the extent legally permitted and as required by this Agreement or otherwise, without regard to any rights such Manager or Member may have against the Member Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

ARTICLE VII
ACTIONS BY MEMBERS

7.1 Place and Manner of Meeting. All meetings of Members shall be held at the time and place stated in the meeting notice or in an executed waiver of the notice of meeting. Members may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting shall constitute a Member’s presence at the meeting, except when the Member attends the meeting for the express purpose of stating that the meeting is not lawfully called or convened.

7.2 Annual Meeting. The annual meeting of the Members to transact all business that may come before the meeting shall be held at a time and on a day to be selected by the Board. Failure to hold the annual meeting at a designated time shall not cause a dissolution of the Company.

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7.3 Special Meetings. A special meeting of the Members may be called at any time by the Chief Executive Officer of the Company, the Board, Members holding Membership Units entitled to at least 20% of the votes to which all outstanding Membership Units are entitled or the Class B Member.

7.4 Notice. Notice of each meeting shall be in writing and shall state the meeting’s place, day and hour, and, in case of a special meeting, the purposes for which the meeting is called. The notice shall be delivered not less than ten nor more than sixty days before the meeting date and shall be delivered in accordance with the notice provisions contained in Section 12.2. Notice may be waived as provided in this Agreement.

7.5 Quorum of Members. Unless otherwise provided in this Agreement or the Act, the Members entitled to vote on a particular action (whether as a separate class or classes or as a single combined class), represented in person or by proxy shall constitute a quorum at a meeting of the applicable Members with respect to such action; provided, however, the Class B Member shall be required to constitute a quorum. Notwithstanding anything to the contrary contained herein, if there is the need for an approval of the Members under this Agreement or the Act, whether such approval is requested by vote at a properly called and noticed meeting of the Member or by written consent of the Members, and the Class B Member does not respond to such request for approval via written consent or attend such properly called and noticed meeting of the Members, after three (3) attempts, which are not given less than 10 calendar days apart from one another, for such approval via Written Consent or at a properly called and noticed meeting, it shall be deemed that the Class B Member is in attendance for purposes of satisfying the quorum requirements of this Section 7.5, although the Class B Member that is deemed present for purposes of satisfying quorum at any such meeting or for purposes of executing a written consent of the Members, shall not be deemed to vote at any such meeting or in such written consent of the Members.

7.6 Majority Vote; Withdrawal of Quorum. When a quorum is present at a meeting, the holders of a Majority in Interest of the Membership Units held by the Members (whether as a separate class or classes or as a single combined class) and represented in person or by proxy at the meeting shall decide the matter brought before the meeting, unless a different vote is required by this Agreement or the Act. The Members present at a meeting may continue to transact business until adjournment, even if a quorum is no longer present.

7.7 Voting of Membership Units. Class A Units and Class B Units shall be entitled to vote on all matters presented to the Members and shall have one vote per Membership Unit. Except as required by law or by the other provisions of this Agreement, holders of Class A Units and Class B Units shall vote together as a single class on any matter presented to the Members of the Company for their action or consideration at any meeting of the Members of the Company (or by written consent of the Members in lieu of meeting). A Member may vote either in person or by proxy executed in writing by the Member or by the Member’s authorized attorney-in-fact. No proxy shall be valid after eleven months from the date it is executed unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

7.8 Action Without Meeting. Any action required or permitted by statute to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holder or holders of Membership Units representing not less than the minimum number of Membership Units that would be necessary to take such action at a meeting at which the holders of all Membership Units entitled to vote on such action were present and voted, and such consent shall have the same force and effect as the affirmative vote of the Members. No written consent shall be effective to take the action that is the subject of the consent unless a consent or consents signed by the holder or holders of Membership Units representing not less than the minimum number of Membership Units that would be necessary to take the action that is the subject of the consent are delivered to the Company within sixty days after the date of the earliest dated consent delivered to the Company. Any such signed consent, or a copy thereof, shall be placed in the minute book of the Company. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action. Nothing contained in this Section 7.8 shall be construed to limit or otherwise circumvent the approval rights of the Class B Member contained in this Agreement, including those in Section 5.13.

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7.9 Excluded Opportunities. The Company and each Member acknowledges that the Members and their Affiliates may take advantage of any business or corporate opportunity that may be available to them without offering the Company or the other Member, as the case may be, any such opportunity, informing the Company or the other Member, as the case may be, of the existence of any such opportunity, or giving the Company or the other Member, as the case may be, the right to participate in any such opportunity. The Company and each Member further acknowledges that the Members and their Affiliates may engage in the same or similar activities or lines of business as the Company and shall have no duty or liability to the Company or any other Member arising from engaging in such activities or lines of business, subject to the confidentiality provisions contained in Section 8.4.

ARTICLE VIII
BOOKS, RECORDS AND ACCOUNTS

8.1 Books and Records; Inspection. The Company shall maintain adequate books and records containing a true and complete account of the operations of the Company, including without limitation, all books and records required by the Act. Such books shall be maintained at the principal place of business of the Company and all Members shall have access to such books in the manner required under the Act during normal business hours. Such books shall be maintained on the basis of the Fiscal Year using the accrual method of accounting. To the extent required by the Act, and subject to such reasonable standards as the Board may establish from time to time, each Member shall have the right to inspect, at his, her or its expense, information of the Company reasonably related to such Member’s Membership Units. The Company and the Class A Member shall allow the Class B Member, promptly upon request and at its own expense, to audit all books and records of the Company and books and records of the Class A Member related to (i) the Phase 1 Research Objectives, the Phase 2 Research Objectives or the Phase 3 Research Objectives and (ii) the allocation of intercompany expenses among the Class A Member, the Company and/or its Affiliates.

8.2 Reports.

8.2.1 The Company shall (i) no less frequently than within 60 calendar days of the end of each fiscal quarter, deliver to the Class B Member (x) an update of the business of the Company and progress made with respect to the Phase 1 Research Objectives, the Phase 2 Research Objectives or the Phase 3 Research Objectives (as applicable) and (y) unaudited financial statements for the fiscal quarter most recently ended, which shall include comparisons of the Company’s actual performance to its Budget, cash flow statements, income statements and balance sheets, and shall be prepared in accordance with GAAP applied on a basis consistent with the annual financial statements described below, except as disclosed therein and the absence of notes and typical year-end adjustments, and (ii) within 90 calendar days of the end of the Company’s Fiscal Year, deliver to the Class B Member audited financial statements that have been prepared in accordance with GAAP applied on a consistent basis through the period, except as disclosed therein, and which shall include comparisons of the Company’s actual performance to its Budget, cash flow statements, income statements and balance sheets.

8.2.2 The Company shall provide to the Class B Member promptly upon request any additional information regarding the Company or its business that the Class B Member reasonably requests. The Company shall also provide the Class B Member with reasonable access to Company’s management and, during the Company’s normal business hours, its facilities and books and records; provided, that any access to the Company’s facilities shall be in accordance with the Company’s normal standards and procedures.

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8.3 Financial Statements and Tax Returns.

8.3.1 As soon as practical after the end of each of the first three fiscal quarters and in any event within 60 calendar days after the end of each fiscal quarter, (i) a balance sheet as of the end of the period and statements of income and cash flow, both for the period and for the year to date, prepared in accordance with GAAP consistently applied, and (ii) an estimate of each Member’s share of all items of income, gain, loss, deduction and credit of the Company for the quarter just completed and for the Fiscal Year to date for federal income tax purposes.

8.3.2 As soon as practical after the end of the Fiscal Year (i) and in any event within 90 calendar days thereafter, a balance sheet as of the year-end and statements of income and cash flow, both for the fourth quarter and for the year prepared in accordance with GAAP consistently applied; (ii) and in any event within 120 days thereafter, (A) the Company’s tax return, which will be reviewed by its independent auditors, and information that will be required to permit the Member to prepare its tax return, and (B) a copy of such information as may be required for U.S. federal, state, local and foreign income tax reporting purposes, including the Member’s Schedule K-1 to the Partnership Tax Return (Form 1065) or any successor form or schedule. The year-end balance sheet and the statements for the year will be examined in accordance with generally accepted auditing standards by the Company’s independent auditors, who will render their opinion on whether those statements fairly present in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with GAAP.

8.3.3 Tax Matters.

(a) Partnership for Tax Purposes Only. Subject to Section 8.3.4, no Member or Manager shall make any election to treat the Company as other than a partnership for tax purposes.

(b) Company Representative; Reimbursements.

(i) The Company shall elect out of the application of Subchapter C of Chapter 63 of the Code under Section 6221(b) of the Code. Each Member agrees to (i) maintain its US federal tax classification such that the Company remains eligible to maintain such an election under Section 6221(b) of the Code, and (ii) treat all transactions contemplated by this Agreement and the Purchase Agreement for U.S. federal tax purposes in the manner described herein or therein or as reported by the Company on its tax returns, unless otherwise required by a final determination of a taxing authority to the contrary. If the Company is not eligible to elect out as provided in Section 6221(b) of the Code: the Class B Member shall be designated as the “partnership representative” of the Company as defined in Section 6223 of the Code (the “Company Representative”) and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a partnership representative under Sections 6221-6241 of the Code, subject to the provisions of this Section 8.3.3. Except as otherwise provided in this Agreement, all elections permitted to be made under Subchapter C of Chapter 63 of the Code (or analogous provisions of state or local law) shall be made by the Company Representative; provided that any such election that would have a material negative effect on a Member (excluding an election under Section 6226 of the Code) shall require the approval of such Member (such approval not to be unreasonably withheld, conditioned, delayed or denied).

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(ii) The Company Representative shall represent the Company in connection with all examinations, disputes, controversies or proceedings by or against any federal, state or local taxing authority and, subject to the provisions of this Section 8.3.3, is authorized to exercise any and all authority and take any and all actions that it is permitted to take under Applicable Law when acting in its capacity as Company Representative. Notwithstanding the foregoing, the Company Representative shall not consent to any proposed action by any Tax authority auditing the Company or otherwise enter into any settlement agreement or take any affirmative action in connection with such audit or any proposed or actual assessment or audit adjustment that would have a material negative effect on a Member without the approval of such Member or enter into a settlement without Board approval where such settlement would not otherwise have a material negative effect on a Member. The Company Representative shall keep the Members fully informed of any inquiry, examination or proceeding, including, without limitation, promptly notifying the Members of the beginning and completion of any administrative proceeding involving the Company, and promptly notifying the Members of all notices it receives from any taxing authority with respect to the Company. The Company Representative shall furnish the Members with status reports regarding any negotiations between any taxing authority and the Company, and each Member, if it so requests, may participate in such negotiations at its own expense to the extent permitted by Applicable Law.

(iii) The Members agree to provide such information as the Board may request in connection with the computation of any adjustment proposed pursuant to Subchapter C of Chapter 63 of the Code (or analogous provisions of state or local law). In the event the Company pays any amount of income taxes, interest or penalties pursuant to Subchapter C of Chapter 63 of the Code (or analogous provisions of state or local law), the Board may require, in its discretion, a Member (and former Member) to pay and reimburse the Company for such Member’s share of such tax (such share to reasonably be determined by the Board) or such payment may be treated as a distribution (or offset to other payment) to one or more of the Members, as the Board shall determine is appropriate and consistent with this Agreement (and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Net Income or Net Loss) be treated as distributed or otherwise paid to such Member). Any reimbursement pursuant to this Section 8.3.3 shall not be an Additional Capital Contribution but shall, to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account. The obligations of a Member under this Section 8.3.3 shall survive the Member’s sale or other disposition of its interests in the Company and shall survive the termination, dissolution, liquidation, or winding up of the Company.

(iv) Reasonable and evidenced expenses incurred by the partnership representative or the Board in making any determinations as set forth in this Section 8.3.3 shall be borne by the Company. Such expenses shall include reasonable (i) fees of attorneys and other tax professionals, accountants, appraisers and experts, (ii) filing fees and (iii) out-of-pocket costs.

(c) No Publicly Traded Partnership. The Board is expressly authorized to take any and all action necessary to prevent the Company from being treated as a publicly traded partnership within the meaning of Section 7704 of the Code. To ensure that interests in the Company are not traded on an established securities market within the meaning of Section 1.7704-1(b) of the Treasury Regulations or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Section 1.7704-1(c) of the Treasury Regulations, notwithstanding any other provision of this Agreement to the contrary: (i) the Company shall not participate in the establishment of a market or the inclusion of its interests thereon, and (ii) the Company shall not recognize any transfer made on any market by (A) redeeming the transferor Member (in the case of a redemption or repurchase by the Company) or (B) admitting the transferee as a Member or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

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8.3.4 The Board, subject to Section 5.13, shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction, and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns; provided, however, that the Company shall not make an election to exclude the Company from the provisions of Subchapter K of Chapter 1 of the Code or make an election to have the Company treated as an entity other than a partnership or make an election to have any Subsidiary treated as other than an entity disregarded as separate from the Company for federal income tax purposes, unless, in each such case, the Board and, if required by Section 5.13, the Class B Member, approves such election. Each Member shall be responsible for preparing and filing all tax returns required to be filed by such Member and shall furnish to the Company promptly any information determined by the Board to be necessary to comply with any tax reporting obligation or tax election or position made or taken by the Company.

8.4 Confidentiality.

8.4.1 Each Member agrees that such Member shall keep confidential and will not disclose, divulge, or use for any purpose any Confidential Information (i) obtained from the Company in such Member’s capacity as an equity holder in the Company pursuant to the terms of this Agreement (except that such Member may use such information to monitor its equity stake in the Company), and (ii) as applicable, obtained from the Company in the performance of such Member’s duties as a Manager, officer, employee, consultant or other service provider of/to the Company (except that such Member may use such information in the performance of such duties for the Company), unless in any case such Confidential Information (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.4 by such Member or its Affiliates or their representatives or a breach of any other confidentiality obligation owed by such Member, its Affiliates or their representatives to the Company), (B) is or has been independently developed or conceived by the Member without use of the Company’s Confidential Information (as reasonably evidenced by written records), or (C) is or has been made known or disclosed to the Member by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Member may disclose Confidential Information (1) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (2) to any Affiliate, partner, manager, member, or wholly owned subsidiary of such Member in the ordinary course of business, provided that, in the case of either of clauses (1) and (2), (x) to the extent such Person is not already bound by a confidentiality obligation, such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and (y) such Member shall be fully liable for any breach of this Section 8.4 by any such Person as though committed by such Member itself; or (3) as may be requested pursuant to, required by, applicable law, regulation or legal process, provided that the Member promptly notifies the Company of such disclosure or seeks a protective order, and, in both cases, takes reasonable steps to minimize the extent of any required disclosure. For purposes of this Agreement, “Confidential Information” shall include (without limitation) all the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which a Member may have acquired or developed knowledge of, or of which a Member may in the future acquire or develop knowledge of, in any context in connection with the Company.

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8.4.2 Announcements. Unless the Members have complied with this Section 8.4.2, the Members will not issue or cause or permit the issuance of any press release or other written announcement or written disclosure (an “Announcement”) with respect to this Agreement, the transactions contemplated by this Agreement or any Member’s interest in the Company without first providing a copy of the proposed Announcement to the Board and the Class B Member and (a) in the case of an Announcement proposed by the Class B Member or an Affiliate thereof, receiving any comments of the Board, which the Class B Member or Affiliate thereof will consider in good faith and (b) in the case of an Announcement proposed by a Member other than the Class B Member of an Affiliate thereof, receiving the approval of the Board and the Class B Member, such consent not to be unreasonably withheld or delayed. No Member (other than the Class B Member or an Affiliate thereof) shall disclose orally any information with respect to this Agreement, the transactions contemplated by this Agreement or any Member’s interest in the Company without first receiving the approval of the Board. If the Class B Member or an Affiliate thereof plans to make an oral disclosure or prepares a Q&A with respect to this Agreement, the transactions contemplated by this Agreement or any Member’s interest in the Company, the Class B Member shall use commercially reasonable efforts to provide the Board with a summary description of such oral disclosure or Q&A for review and comment, which such comments the Class B Member will consider in good faith; provided, however, that the Company and the Members recognize that no such review or opportunity to comment shall be required for any ad hoc or extemporaneous disclosure by the Class B Member or an Affiliate thereof or any internal communications among employees of the Class B Member or an Affiliate thereof. Notwithstanding the foregoing, the Class A Member may disclose information or make an Announcement about this Agreement, the transactions contemplated by this Agreement, the Company and the Class A Member’s interest in the Company to the extent such disclosure is required by any securities Laws (as such term is defined in the Investment Agreement) or stock exchange rules or policies applicable to the Class A Member (a “Required Disclosure”), as determined by the Class A Member, acting reasonably provided that the Class A Member must first give prompt written notice to the Board and the Class B Member (and in no event less than two (2) Business Days prior to the date such Required Disclosure is required to be made), which notice will include a draft of the proposed Announcement and confirmation that the Required Disclosure is required to be disclosed on advice of counsel (such notice, draft Announcement and memorandum or other written analysis, the “Required Disclosure Notice”). The Board and the Class B Member will promptly provide any comments it has to such Announcement and the Class A Member shall give such comments due consideration. In addition, the Class A Member will not, and will cause its respective officers, directors, employees and consultants to not disclose information and to not issue or cause the publication or filing of any such Announcement that includes disclosures identifying or relating to the Class B Member or its Affiliates (a “Class B-Related Disclosure or Announcement”) unless the Class B Member has provided its prior written consent as to the form, content and timing of such Announcement, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, except with respect to a Class B-Related Disclosure or Announcement described in the foregoing sentence, nothing in this Section 8.4.2 shall limit or otherwise restrict the Class A Member from making an Announcement or responding to inquiries or otherwise communicating with securities commissions or the stock exchange upon which the shares of the Class A Member are listed any of these matters in circumstances where, pursuant to legal requirements or by the rules or policies of the securities commission or stock exchange upon which the shares of the Class A Member are listed, the Class A Member considers it necessary to make such Announcement, response or communication.

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ARTICLE IX
COVENANTS

9.1 Compliance; Certain Manufacturing and Marketing Practices.

9.1.1 The Company and its representatives shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and any other applicable anti-bribery/anti-corruption laws and similar laws with effect outside the United States. The Company and its representatives will not, in violation of any law, offer, pay or agree to pay, directly or indirectly, any consideration of any kind to any domestic government official or foreign government official or to any other representative of a third party to influence the act, decision or omission of any such domestic government official or foreign government official in his or her official capacity, or to any such representative of a third party. The Company and its representatives will not make sales or transact business with persons subject to, or located, organized or resident in a country or territory that is subject to, the economic sanctions or trade embargoes administered by the U.S. Treasury Office of Foreign Assets Control or any other governmental authority. The Company must immediately report to the Members any suspected or actual violation of FCPA, any anti-bribery/anti-corruption laws, the economic sanctions or trade embargoes administered by the U.S. Treasury Office of Foreign Assets Control or any other governmental authority, or any breach of this Section 9.1.1 by the Company or any of its representatives. At the Class B Member’s request (for so long Class B Units remain outstanding), the Company will complete an annual compliance certificate in a form satisfactory to the Class B Member. The Company will maintain an effective set of controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of FCPA and any applicable anti-bribery/anti-corruption laws will be prevented, detected and deterred. Such records shall be made available to the Members upon request. The Company shall conduct annual training on FCPA and other applicable anti-bribery/anti-corruption laws for all of its senior management and any employees involved in import/export, procurement or international sales.

9.1.2 The Company and its products, services, business and operations shall be in material compliance with all applicable laws, regulations and orders. The Company shall file all reports, statements, documents, registrations, filings or submissions required to be filed with a governmental authority, and such filings shall be in material compliance with all such applicable laws, regulations and directions.

9.2 Nondisclosure and Proprietary Rights Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.

9.3 Personnel and Resources. The Class A Member will provide the Company with the personnel and resources necessary for the Company to complete the Phase 1 Research Objectives, the Phase 2 Research Objectives and the Phase 3 Research Objectives, as applicable, in the timeframes set forth in the Warrant and Option Agreement.

ARTICLE X
TRANSFERS, TRANSFER RESTRICTIONS, SUBSTITUTE MEMBERS

10.1 Transfer of Interests in the Company.

10.1.1 Restriction on Transfers. Except as otherwise provided in this Agreement, the Members will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all or any part of or any interest in their Membership Units. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of their Membership Units not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company without the affirmative vote of both Members.

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10.1.2 Exempt Transfers.

(a) Notwithstanding the foregoing the Class B Member and any successor transferees may transfer at any time and without restriction any Class B Units and any other securities or rights of the Company to any Affiliate of the Class B Member; provided, that, (i) the Class B Member informs the Company of such transfer prior to effecting it and (ii) the transferee shall furnish the Company and the Class A Member with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferee shall be treated as the Class B Member for purposes of this Agreement.

(b) Notwithstanding the foregoing, upon receipt of the consent of the Class B Member, which consent shall not be unreasonably withheld, the Class A Member and any successor transferees may transfer at any time and without restriction any Class A Units and any other securities or rights of the Company to any Affiliate of the Class A Member; provided, that, (i) the Class A Member informs the Company of such transfer prior to effecting it and (ii) the transferee shall furnish the Company and the Class B Member with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferee shall be treated as the Class A Member for purposes of this Agreement.

10.2 Withdrawal of a Member. No Member shall withdraw or retire from the Company until the Company is terminated, liquidated and dissolved, except as the result of a permitted transfer of its Membership Units pursuant to this Article X.

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1 Dissolution. Subject to the approval of the Board and the Class B Member, the Company shall be dissolved upon the written agreement of the Members.

11.2 Liquidation, Dissolution and Winding Up. Upon the liquidation or dissolution of the Company, the Board shall, with reasonable promptness, wind up the affairs of Company. After paying or providing for liabilities owing to creditors including the Members in accordance with their relative priorities, the Board shall establish reserves deemed reasonably necessary for contingent or unforeseen liabilities or obligations of the Company and may deposit such reserves with a bank to be held in escrow for the purpose of paying such contingent or unforeseen liabilities or obligations. The remaining net assets of the Company, and, after expiration of such period as may be deemed advisable, the balance of such reserves, shall be distributed to the Members in accordance with Section 3.4.2.

11.3 No Deficit Capital Account Restoration Obligation. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Member who has a deficit balance in its Capital Account (after giving effect to all capital contributions, distributions and allocations for all periods, including the Fiscal Year in which the liquidation of the Company occurs), have any obligation to make any contribution to the capital of the Company, and such deficit shall not be considered a debt owed to the Company or any other person for any purpose whatsoever, except in respect of any deficit balance resulting from a failure to contribute capital or a withdrawal of capital in contravention of this Agreement.

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ARTICLE XII
MISCELLANEOUS

12.1 Investment Matters. The Company hereby agrees and acknowledges that the Class B Member (together with its Affiliates) is in the business of making financial investments, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Class B Member (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Class B Member (and its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any officer, employee or other representative of the Class B Member (and its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Class B Members from liability associated with the unauthorized disclosure of the Company’s Confidential Information obtained pursuant to this Agreement or other agreement between the parties, or (y) any Manager or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

12.2 Notices. All notices and other communications must be in writing, addressed to the representatives described below and delivered by hand, recognized overnight courier service, registered mail or electronic mail in .pdf format. Notices will be deemed received as follows: (a) if delivered by hand or overnight service, then on the date of delivery, (b) if by registered mail, then on the fifth calendar day following posting or (c) if by electronic mail sent during normal business hours, then on the date sent, and if sent outside of normal business hours, then on the following Business Day. Any party may change its designated representatives at any time by notifying the other parties in writing. As of the Effective Date, all notices required pursuant to this Agreement shall be sent to the Parties as follows:

if to the Company:

[_____]

Telephone: [_____]

E-mail: [_____]

with a copy to:

[_____]

Telephone: [_____]

E-mail: [_____]

if to the Class A Member:

Lexaria Bioscience Corp.

156 Valleyview Road

Kelowna, British Columbia V1X 3M4

Attention: President

with a copy to:

[_____]

Telephone: [_____]

E-mail: [_____]

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if to the Class B Member:

Altria Ventures Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: President

and

Altria Ventures Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Secretary

with an additional copy to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: Brian L. Hager

E-mail address: bhager@huntonAK.com

12.3 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. On such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.4 Entire Agreement. This Agreement together with the Investment Agreement and the Warrant and Option Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior contemporaneous oral or written understandings or agreements (including, without limitation, the Preliminary Non-Binding Term Sheet, dated November 13, 2018, between Altria Client Services LLC and Class A Member and the Prior Limited Liability Company Agreement) between the Parties which relate to the subject matter hereof.

12.5 Assignment. This Agreement and the rights, licenses and obligations hereunder may not be assigned, by operation of law or otherwise, by any party without the express prior written consent of the other parties, except as otherwise provided in this Agreement. Any assignment or transfer in violation of this provision shall be null and void. This Agreement is binding on and inures to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Class B Member shall have the right, without consent from any other Party, to assign or otherwise transfer this Agreement in whole or in part to: (a) an Affiliate of the Class B Member; (b) a third party in connection with a merger, consolidation or reorganization involving the Class B Member, regardless whether the Class B Member is a surviving entity, or (c) a third party in connection with a sale of all or substantially all of the Class B Member’s business or assets.

12.6 Amendment. No modification or amendment of the Agreement or any of its provisions shall be binding upon any party unless made in writing and duly executed by the Members.

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12.7 Waiver. The Class B Member, on the one hand, and the Company and the Class A Member, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12.8 Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of any party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Richmond, Virginia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the Parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia and appellate courts thereof or any Virginia State Court sitting in Henrico County, Virginia for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

12.9 Waiver of Jury Trial. ANY CONTROVERSY THAT MIGHT ARISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. CONSEQUENTLY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY Proceeding a Party brings under or relating to this Agreement or any OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IN THE EVENT OF LITIGATION THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) THE PARTY MAKES THE WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) THE PARTY AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9. Any party may file an original counterpart or a copy of this Agreement with any court as written and conclusive evidence of the consent of each party to the waiver of its right to trial by jury.

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12.10 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail (pdf copies) or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.11 Remedies and Relief. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including seeking specific performance or the rescission of issuances, grants, purchases, sales and other transfers not made in strict compliance with this Agreement). The breaching party must pay all costs reasonably incurred by the non-breaching party in pursuing enforcement, including reasonable attorneys’ fees and court costs, but only if the non-breaching party is successful in the enforcement action.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Members and the Company have executed this Agreement to be effective as of the date first above written.

COMPANY: LEXARIA NICOTINE LLC

By:	/s/ Chris Bunka
Name:	Chris Bunka
Title:	Chief Executive Officer

CLASS A MEMBER: LEXARIA BIOSCIENCE CORP.

By:	/s/ Chris Bunka
Name:	Chris Bunka
Title:	Chief Executive Officer

CLASS B MEMBER: ALTRIA VENTURES INC.

By:	/s/ David Wise
Name:	David Wise
Title:	President

LEXARIA NICOTINE LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Schedule A

Name of Member and Address	Number and Class of Membership Units	Percentage Interest
Lexaria Bioscience Corp. 156 Valleyview Road Kelowna, British Columbia V1X 3M4 Attention: President	100 Class A Units	83.333%
Altria Ventures Inc. 6601 West Broad Street Richmond, Virginia 23230 Attention: President and 6601 West Broad Street Richmond, Virginia 23230 Attention: Secretary	20 Class B Units	16.667%
TOTALS:	120 Units	100.00%